UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2010

CRC HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

333-135172	73-1650429
(Commission File Number)	(IRS Employer Identification No.)

20400 Stevens Creek Boulevard, Suite 66 Cupertino, California	95014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (877) 272-8668.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On June 28, 2010 CRC Health Group announced that Dr. Barry Karlin has made the decision to step down as Chief Executive Officer after 15 years at the helm of the Company he co-founded but that he would remain as CEO until his replacement is named to ensure a smooth transition.

On July 30, 2010, Dr. Karlin, CEO and Chairman of CRC Health Corporation and CRC Health Group, Inc. entered into a Letter Agreement with CRC Health Corporation and CRC Health Group, Inc., a copy of which is attached as Exhibit 10.20 hereto and incorporated by reference, specifying the terms of this transition. Pursuant to the Letter Agreement, Mr. Karlin will be paid his salary and be eligible for a pro rata portion of his bonus through August 2, 2010 and will be entitled to a lump sum payment of One Million Eight Hundred Ninety Thousand Dollars ($1,890,000) payable 60 days following August 2, 2010. The agreement also provides for a revised vesting schedule for Dr. Karlin’s stock options.

Dr. Karlin has agreed to remain as Chief Executive Officer until the earliest of (i) December 31, 2010; (ii) the date the Company engages a new CEO; and (iii) the date the Board removes Mr. Karlin from the position of CEO. Dr. Karlin will remain as non-executive Chairman of the Board of Directors.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 30, 2010, Dr. Karlin, CEO and Chairman of CRC Health Corporation and CRC Health Group, Inc. entered into a Letter Agreement with CRC Health Corporation and CRC Health Group, Inc., a copy of which is attached as Exhibit 10.20 hereto and incorporated by reference, specifying the terms of this transition. Dr. Karlin has agreed to remain as Chief Executive Officer until the earliest of (i) December 31, 2010; (ii) the date the Company engages a new CEO; and (iii) the date the Board removes Mr. Karlin from the position of CEO. Dr. Karlin will remain as non-executive Chairman of the Board of Directors.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.20	Letter Agreement dated July 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRC HEALTH CORPORATION.

/S/ PAMELA B. BURKE
Pamela B. Burke
Vice President, General Counsel and Secretary

Date: August 5, 2010

EXHIBIT INDEX

Exhibit Number	Title

10.20	Letter Agreement by and among Barry Karlin, CRC Health Group, Inc. and CRC Health Corporation dated July 30, 2010.